EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D, dated December 3, 2004 with respect to the Class A Common Stock, par value $.01 per share, of Albany International Corp. (the “Statement”) is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Statement and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 3rd day of December, 2004.

December 3, 2004		December 3, 2004
Date		Date

/s/ J. Spencer Standish		/s/ Thomas R. Beecher, Jr.
Signature		Signature

J. Spencer Standish		Thomas R. Beecher, Jr.
Name/Title		Name/Title

December 3, 2004		December 3, 2004
Date		Date

/s/ John C. Standish		/s/ Christine L. Standish
Signature		Signature

John C. Standish		Christine L. Standish
Name/Title		Name/Title

J. S. STANDISH COMPANY
Date: December 3, 2004

By	/s/ J. Spencer Standish
J. Spencer Standish
President